Exhibit 10.25
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (“Agreement”) is made between Tarek Robbiati (“Employee”) and RingCentral, Inc. (“Company”) (collectively, the “Parties”). In addition, the terms of the state specific addendum attached as Exhibit A apply to this Agreement to the extent that Employee worked for the Company in an identified state.
WHEREAS, Employee and the Company entered into an offer letter on August 2, 2023 (the “Offer Letter”);
WHEREAS, Employee and the Company entered into a Confidential Information, Protective Covenants, and Assignment Agreement (the “CIPCAA”) on August 9, 2023; and
WHEREAS, Employee was a participant in the RingCentral, Inc. Change of Control and Severance Policy and entered into a participation agreement with the Company thereunder (collectively, the “Severance Policy”).
The Parties acknowledge and agree as follows:
1.Termination of Relationships. Employee and Company have mutually separated and Employee has resigned his position and at-will employment relationship with the Company effective December 8, 2023 (the “Separation Date”), and the Company has accepted that resignation. Employee has resigned as a member of the Company’s board of directors effective as of the Separation Date. Employee acknowledges that his resignation is not the result of a disagreement with the Company or the Board, or any matter relating to the Company’s operations, policies or practices.
2.Separation Consideration. In exchange for the execution and effectiveness of this Agreement and provided Employee abides by the terms of this Agreement, the Company will pay Employee $9,750,000 (less applicable withholdings) in a single lump sum in cash in 2024 (but in no event later than January 10, 2024) (the “Separation Consideration”), which is materially consistent with the payments and benefits that Employee could have received under the Severance Policy and Offer Letter in connection with his separation.
Employee acknowledges that the Separation Consideration is separate consideration for Employee’s promises, agreements, and representations in this Agreement and is in addition to anything of value to which Employee is already entitled. For the avoidance of doubt, Employee acknowledges that without this Agreement, Employee is otherwise not entitled to the Separation Consideration.
1.Equity. All of Employee’s unvested equity awards under the 2013 Equity Incentive Plan, any equity grant agreements, or any other compensation or benefit plan, will be irrevocably canceled on the date that Employee signs this Agreement. This Section 3 amends each such equity award and any equity grant agreement or other agreement, plan, policy, or arrangement governing such equity award.
2.Acknowledgments. Employee agrees: (a) the Company has paid Employee all wages, bonuses, and other forms of compensation due to Employee for work performed on behalf of the

Company; (b) the Separation Consideration represents full and complete payment and satisfaction of any and all payments or benefits to which Employee is or may become entitled to under the Offer Letter, the Severance Policy, or any other agreement or arrangement with or plan or policy of the Company (collectively, the “Company Arrangements”); (c) except as otherwise provided in this Agreement, Employee is not entitled to receive compensation, fringe benefits, separation benefits or any other employee benefits of any kind from the Company on or after the Separation Date; (d) Employee has reported all workplace injuries; (e) Employee has had the opportunity to provide the Company with written notice of any concerns regarding suspected ethical and compliance issues on the part of the Company or any other Releasee; (f) Employee does not have a pending claim against the Company or any Releasee, including, but not limited to, for sexual assault; sexual harassment; or unlawful workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or an act of retaliation against a person for reporting or opposing harassment or discrimination; or any other pending claims that are released under this Agreement, whether or not filed in a court or government agency proceeding, in an alternative dispute resolution forum, or through the Company’s internal complaint process.
3.Benefits. Employee’s participation in all benefits of employment, including, but not limited to, stock vesting, bonuses, vacation, and paid time off, ceased as of the Separation Date. Employee’s group health insurance benefits, if any, shall cease on the last day of the month of the Separation Date in accordance with the terms of the applicable plans, subject to Employee’s right to continue coverage under COBRA and similar state benefit continuation laws.
4.Expense Reimbursements. Any requests for reimbursements for authorized reasonable expenses incurred through the Separation Date and all supporting documents must be submitted to the Company within 10 days of the Separation Date. The Company will process reimbursement for these expenses pursuant to its regular business practice.
5.Return of Company Property. Employee has returned to the Company (a) all items provided to Employee by the Company and (b) all Company documents and other items (with the exception of a copy of the Company’s employee handbook and personnel documents specifically relating to Employee), that Employee had in Employee’s possession at any time, including, but not limited to: Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, computers, laptops, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions). Employee agrees not to retain any tangible or electronic copies of any such Company property in Employee’s possession or control. Employee agrees that Employee will not copy, disseminate, delete, or alter any information created or stored in any Company issued computer, laptop or other electronic device before returning such property to the Company.
1.Proprietary Information, Non-Interference and Dispute Resolution Obligations. After the Separation Date, and separate and apart from this Agreement, Employee acknowledges and agrees to comply with Employee’s continuing obligations under the CIPCAA and any other previously signed agreements related to inventions, business ideas, confidentiality of corporate information, and unfair competition, a copy of which is attached as Exhibit B, and the Parties’ arbitration agreement signed by Employee on August 9, 2023. Proprietary information, confidential information and trade secrets protected in this or any other agreement or release that the Company has presented to Employee is hereby amended to exclude information protected under, and disparaging communications referenced below are subject to, the Protected Rights described in Section 19 below (“Excluded Information”), and the Company will not seek to enforce or pursue penalties or claims for damages based on conduct involving Excluded Information. The Parties agree that any disputes arising from or related to this Agreement will be resolved in accordance with the Parties’ arbitration agreement which is set forth in the CIPCAA.
2.Confidentiality. Unless this Agreement is publicly filed or its terms are publicly disclosed by the Company (including on the Form 8-K that will be timely filed in connection with Employee’s separation from the Company, which will include the language in Exhibit C), subject to the “Protected Rights” section below, Employee agrees to maintain the confidentiality of this Agreement and will not disclose in any fashion the financial terms of this Agreement or the amount of the Separation Consideration to any person other than (1) to those rendering accounting, tax, or legal advice, and to Employee’s spouse or registered domestic partner provided that those individuals first agree to keep all the information confidential; (2) as directly required by applicable federal or state law; or (3) in any proceeding to enforce the terms of this Agreement. Employee warrants that, as of the date Employee signs this Agreement, Employee has not disclosed any information concerning this Agreement to anyone, subject to the permitted exceptions above.
3.Non-Disparagement. Subject to the “Protected Rights” section below, Employee shall not make any disparaging statements concerning the Company or its activities, or concerning the Releasees, or the Company’s products or services, where such comment or statement could or may adversely affect the conduct of the Company’s business or reputation. The Company, its board of directors, and its executive officers shall not make disparaging statements regarding Employee.
4.Cooperation. Employee agrees to voluntarily cooperate with the Company if Employee has knowledge of facts relevant to any threatened or pending litigation against the Company by making themselves reasonably available for interviews with the Company’s counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.
5.Release. In exchange for the Separation Consideration and other promises contained in this Agreement, Employee agrees, on behalf of Employee’s self, attorneys, family members, heirs, executors, administrators, successors, agents and assigns, to release, waive, acquit, and forever discharge, to the extent permitted by law, the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, parent entities, divisions, subsidiaries, predecessor and successor corporations, and assigns (“Releasees”), of and from all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, that Employee had, now has, or may have arising out of or related to agreements, events, acts or conduct at any time prior to and including the date Employee signs this Agreement. This release includes, but is not limited to, all claims and demands directly or indirectly arising out of or connected with Employee’s employment with the Company or the termination of that employment; related to salary, bonuses, commissions, stock, stock options, any ownership interests in the Company, any equity compensation, vacation pay, fringe benefits, expense reimbursements, separation pay, or any other term or condition of employment or form of compensation or wages; for attorneys’ fees or costs; under tort law or contract law (both express and implied) for wrongful discharge, constructive discharge, termination in violation of public policy, fraud, defamation, assault, battery, unfair business practices, personal injury, false imprisonment, negligence, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, invasion of privacy, breach of contract, breach of the implied covenant of good faith and fair dealing, and conversion; for discrimination, harassment, retaliation, and failure to accommodate in violation of any federal, state, or local statute, including, but not limited to, the Rehabilitation Act of 1973, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Lilly Ledbetter Fair Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, the Family Medical Leave Act (“FMLA”), the Immigration Reform and Control Act, any amendments to the foregoing, and any other federal, state, or local constitution, law, regulation, or ordinance; and any and all claims for any other allegedly unlawful behavior, the existence of which is specifically denied by the Company.
6.Exceptions to Release. Notwithstanding the above, the release contained in this Agreement is not intended to release claims (a) for unemployment or workers’ compensation benefits, (b) for vested rights under ERISA-covered retirement or health benefit plans as applicable on the date Employee signs this Agreement, (c) that may arise after Employee signs this Agreement, (d) for reimbursement of approved business expenses under the Company’s expense reimbursement policies, (e) related to rights to indemnification or insurance Employee has pursuant to contractual arrangements with the Company, governance documents of the Company, or applicable law, or (f) which cannot be released by private agreement.
7.Covenant Not to Sue. Employee promises not to file a lawsuit or arbitration proceeding based on any claim settled by this Agreement. If Employee breaks this promise or fails to comply with any obligations under this Agreement, Employee agrees to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any such lawsuit or arbitration, or any Releasee’s efforts to enforce the terms of this Agreement. This provision is not intended to preclude otherwise available recovery of attorneys’ fees or cost specifically authorized under applicable law.
8.No Admission of Liability. This Agreement is not an admission or evidence of any wrongdoing or liability on the part of the Releasees.
9.Applicable Time Periods. The Company has advised Employee to consult with an attorney prior to signing this Agreement and Employee affirms that Employee was represented by an attorney in his negotiation of this Agreement. As an express condition to being entitled to receive and be paid any Separation Consideration, Employee has until December 8, 2023 at 9:00 a.m. California time (the “Agreement Deadline”), to review, sign and deliver this Agreement. This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”). For the avoidance of doubt, Employee understands that if this Agreement is not executed by Employee and delivered to the Company by the Agreement Deadline, this Agreement will be null and void and Employee will not be entitled to the Separation Consideration.

10.Choice of Law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the state of Delaware. Employee acknowledges and affirms that Employee has been individually represented by legal counsel in negotiating the terms of this Agreement, including, but not limited to, this Section 17. Employee represents and confirms that the Company has advised him as to the existence of California Labor Code Section 925 and its protections as to the law applicable to, and location for the resolution of, any claim or controversy between Employee and the Company arising in California. Employee acknowledges and confirms the Company has instructed him to consult counsel regarding the terms of this Agreement, and Employee states under penalty of perjury that he has in fact consulted counsel (i) as to the negotiation of the terms of this Agreement, (ii) its designation of Delaware law as the law applying to any dispute that may result from, arise out of, be in connection with or relating to this Agreement and Employee’s obligations thereunder, Employee’s employment with or separation from the Company (including claims or controversies arising in California), as well as (iii) this Agreement’s designation of Delaware courts as the exclusive venue or forum where any such disputes will be resolved. Employee agrees to provide the Company any further written confirmation requested to confirm the consultation referred to in this section.
11.Tax Consequences. The Company makes no representations with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.
12.Protected Rights. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging in any Protected Activity. Protected Activity includes: (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. Employee further understands that Protected Activity does not include the disclosure of any Company attorney-client privileged communications or attorney work product. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Finally, nothing in this Agreement constitutes a waiver of any rights Employee may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act (“NLRA”). For purposes of clarity, nothing in this Agreement shall be interpreted to impair or limit Employee’s participation in any legally protected activities, such as (i) forming, joining, or supporting labor unions, (ii) bargaining collectively through representatives of employees’ choosing, (iii) discussing wages, benefits, or terms and conditions of employment, and (iv) discussing, or raising complaints about, working conditions for the purpose of mutual aid or protection of Employee or the Company’s other current or former employees, to the extent such activities are protected by Section 7 of the NLRA.
13.Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated thereunder (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with this intent. No payment or benefits to be paid to Employee, if any, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Employee has a “separation from service” within the meaning of Section 409A. If, at the time of the Employee’s termination of employment, Employee is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Employee will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following his or her termination of employment. Each payment, installment, and benefit payable under this Agreement is a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will the Company or any subsidiary of the Company reimburse any Employee for any taxes that may be imposed on him or her, including as a result of Section 409A.
14.Authority. Employee represents and warrants that Employee has all necessary authority to enter into this Agreement and that Employee has not transferred any interest in any claims to Employee’s spouse or domestic partner or to any other third party.
15.Entire Agreement. This Agreement, including all Exhibits, and the CIPCAA constitute the complete, final and exclusive embodiment of the entire agreement and understanding between Employee and the Company with regard to its subject matter and Employee’s separation from the Company, provided that Employee’s obligations under previously signed agreements related to inventions, business ideas, confidentiality of corporate information, unfair competition, and arbitration, and other dispute resolution policies (including, but not limited to, the CIPCAA) will remain intact. This Agreement fully releases and extinguishes all of Employee’s rights and the Company’s obligations to provide any payments or benefits under any other Company Arrangements. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and supersedes any other such promises, warranties, or representations. This Agreement may not be modified or amended except in a writing signed by Employee and a duly authorized representative of the Company. The Parties agrees that should any part of this Agreement, except the release of claims, be found to be void or unenforceable by a court or arbitrator, that determination will not affect the remainder of this Agreement, and a court or arbitrator shall have the power to interpret and reform any void or unenforceable provision so as to comply with legal requirements and the intent of the Parties.
16.Breach. Employee acknowledges and agrees that any material breach of this Agreement or the CIPCAA, shall entitle the Company to cease providing any of the consideration and benefits provided to Employee under this Agreement and to recover damages for such breach.
17.Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that:
(a) Employee has read this Agreement;
(b) Employee has a right to consult with an attorney regarding this Agreement, and has been represented in the preparation, negotiation, and execution of this Agreement by an attorney of Employee’s own choice;
(c) Employee understands the terms and consequences of this Agreement and of the releases it contains;
(d) Employee is fully aware of the legal and binding effect of this Agreement; and
(e) Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

RingCentral, Inc.

/s/ Date: December 8, 2023
John Marlow
General Counsel

In exchange for Separation Consideration and other promises contained in this Agreement, Employee is entering into this Agreement voluntarily, deliberately, and with all information needed to make an informed decision to enter this Agreement. The Company has provided Employee with the opportunity to ask any questions regarding this Agreement and provided notice of and an opportunity to retain an attorney, or Employee already is represented by an attorney.
By signing Employee’s name below via DocuSign, Employee is (a) accepting the terms and conditions of this Agreement; and (b) agreeing that Employee’s typed name is Employee’s electronic signature and to use an electronic signature to demonstrate Employee’s acceptance of this Agreement. Employee’s electronic signature is as legally binding as an ink signature.

/s/ Date: December 8, 2023
Tarek Robbiati

EXHIBIT A:
STATE SPECIFIC ADDENDUM TO SEPARATION AGREEMENT AND RELEASE

APPLIES TO INDIVIDUALS WHO LIVED OR WORKED IN THE FOLLOWING STATES: ALABAMA, CALIFORNIA, HAWAII, ILLINOIS, MASSACHUSETTS, MINNESOTA, MONTANA, NEVADA, NEW JERSEY, NORTH DAKOTA, OREGON, SOUTH DAKOTA, WASHINGTON, OR WEST VIRGINIA

1.ALABAMA. If during employment with the Company, Employee lived or worked in Alabama, the following language is added to the end of the non-disparagement section:
The non-disparagement obligation in this agreement does not prevent Employee from exercising the right to (a) communicate with a law enforcement officer acting within the line and scope of the officer’s law enforcement duties that a violation of the law has occurred or is occurring; (b) communicate with a government regulator acting within the line and scope of the regulator’s regulatory duties that a violation of the law has occurred or is occurring; (c) respond to a lawfully served judicial, grand jury, or other lawful subpoena; (d) testify in a judicial or administrative proceeding in response to a lawfully served subpoena or an order of a court of competent jurisdiction; (e) confer with the obligated party’s attorney for the purpose of obtaining legal advice or representation; (f) respond to lawful discovery in a judicial or administrative action; provided the disparaging statement is either ordered by a court of competent jurisdiction or made in compliance with a protective order entered by the same court; (g) prosecute or defend a civil action between or among parties to a covered contract; provided the party making the disparaging statement attempts to and, if permitted by law, does file the disparaging statement and any related pleading under seal or in compliance with a protective order entered by a court of competent jurisdiction in the civil action; or (h) exercise federally protected statutory rights, including, but not limited to, the exercise of rights under the National Labor Relations Act or the Civil Rights Act of 1964, as amended.
1.CALIFORNIA. If during employment with the Company, Employee lived or worked in California, the following additions apply:
The following language is added to the end of the release:
Employee is releasing all rights under Section 1542 of the California Civil Code, which reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
The following is added to the section on exceptions to the release.
Employee is not waiving the right to indemnity for necessary expenditures or losses (e.g., reimbursement of business expenses) incurred on behalf of the Company as provided in Section 2802 of the California Labor Code.

The following is added to the section on protected rights:
Nothing in this Agreement, including but not limited to, the acknowledgments, return of property, proprietary information, confidentiality, release, promise not to sue, cooperation, non-disparagement, and arbitration and class action waiver provisions prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful or waives Employee’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when Employee has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.
1.HAWAII. If during employment with the Company, Employee lived or worked in Hawaii, the following is added to the section on protected rights:
Nothing in this agreement, including but not limited to, the acknowledgments, return of property, proprietary information, confidentiality, release, promise not to sue, cooperation, non-disparagement, and arbitration and class action waiver provisions shall be construed to prevent disclosing or discussing sexual harassment or sexual assault occurring in the workplace, at work-related events, between employees, or between an employer and an employee.
1.ILLINOIS. If during employment with the Company, Employee lived or worked in Illinois, the following is added to the section on protected rights:
Nothing in this Agreement, including but not limited to, the acknowledgments, return of property, proprietary information, confidentiality, release, promise not to sue, cooperation, non-disparagement, and arbitration and class action waiver provisions is intended to or will be used in any way to limit Employee’s right to make truthful statements or disclosures regarding unlawful employment practices or precludes Employee from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices regarding the Company, its agents, or employees, when Employee has been required or requested to do so pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.
1.MASSACHUSETTS. If during employment with the Company, Employee lived or worked in Massachusetts, the following statutes are added to the list of statutes in the release and Arbitration Agreement: the Massachusetts Fair Employment Practices Act, the Massachusetts Payment of Wages Law, the Massachusetts Minimum Fair Wages Law, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Labor and Industries Act, the Massachusetts Privacy Act, the Massachusetts Independent Contractor statute, the Massachusetts Earned Sick Time Law, and the anti-discrimination provisions of the Massachusetts Paid Family and Medical Leave Act.
2.MINNESOTA. If during employment with the Company, Employee lived or worked in Minnesota, Employee has 15 days to revoke the agreement instead of 7. In addition, the Agreement shall not become effective until the 15-day revocation period expires, provided Employee does not revoke.
3.MONTANA. If during employment with the Company, Employee lived or worked in Montana, the following language is added to the end of the release:

Employee is releasing all rights under Montana Code Annotated Section 28-1-1602, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN THE CREDITOR’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY THE CREDITOR, MUST HAVE MATERIALLY AFFECTED THE CREDITOR’S SETTLEMENT WITH THE DEBTOR.
Employee understands that Employee is referred to in this statute as the “creditor” and the Company is referred to as the “debtor.”
1.NEVADA. If during employment with the Company, Employee lived or worked in Nevada, the following language is added to the section on protected rights:
Nothing in this Agreement, including but not limited to, the acknowledgments, return of property, proprietary information, confidentiality, release, promise not to sue, cooperation, non-disparagement, and arbitration and class action waiver provisions precludes Employee from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices regarding the Company, its agents, or employees, when Employee has been required or requested to do so pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.
1.NEW JERSEY. If during employment with the Company, Employee lived or worked in New Jersey, the following statutes are added to the list of statutes in the release and Arbitration Agreement: the New Jersey Conscientious Employee Protection Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, and the Diane B. Allen Equal Pay Act.
In addition, the following is added to the section on protected rights:
Nothing in this Agreement including but not limited to the acknowledgments, return of property, proprietary information, confidentiality, release, promise not to sue, cooperation, non-disparagement, and arbitration and class action waiver provisions shall have the purpose or effect of requiring Employee to conceal the details relating to any claim of discrimination, harassment, or retaliation, provided that Employee does not reveal proprietary information consisting of non-public trade secrets, business plans, and customer information.
1.NORTH DAKOTA. If during employment with the Company, Employee lived or worked in North Dakota, the following language is added to the release:
Employee expressly waives any and all rights under any state or local statute, executive order, regulation, common law and/or public policy relating to unknown claims, including but not limited to North Dakota Century Code § 9-13-02.
1.OREGON. If during employment with the Company, Employee lived or worked in Oregon, the following is added to the section on protected rights:
Nothing in this Agreement, including but not limited to, the acknowledgments, return of property, proprietary information, confidentiality, release, promise not to sue, cooperation, non-disparagement, and arbitration and class action waiver provisions shall have the purpose or effect of preventing Employee from disclosing factual information or discussing conduct that constitutes unlawful discrimination; harassment; sexual harassment, abuse, assault, or other criminal conduct; or retaliation; or prevents Employee from disclosing the amount or fact of any settlement. Employee acknowledges receiving a copy of the Company’s policy containing procedures and practices for the reduction and prevention of discrimination, including sexual assault.
1.SOUTH DAKOTA. If during employment with the Company, Employee lived or worked in South Dakota, the following language is added to the release:
Employee expressly waives any and all rights under any state or local statute, executive order, regulation, common law and/or public policy relating to unknown claims, including but not limited to South Dakota Codified Laws Section 20-7-11.
1.WASHINGTON. If during employment with the Company, Employee lived or worked in the State of Washington, the following is added to the section on protected rights:
Nothing in this Agreement, including but not limited to, the acknowledgments, return of property, proprietary information, confidentiality, release, promise not to sue, cooperation, non-disparagement, and arbitration and class action waiver provisions prevents Employee from discussing or disclosing conduct, or the existence of a settlement involving conduct, that Employee reasonably believed to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as illegal under state, federal, or common law, or that is recognized as against a clear mandate of public policy, where the conduct occurred at the workplace, at work-related events coordinated by or through the employer, between employees, or between an employer and an employee, whether on or off the employment premises; provided, however, that Employee remains subject to the obligation to keep confidential the amount paid in settlement of any claim.
1.WEST VIRGINIA. If during employment with the Company, Employee lived or worked in West Virginia, the following language is added to the agreement in the indicated places:
a.“The West Virginia Human Rights Act” is added to the list of statutes in the release and Arbitration Agreement,
b.A reference to “The toll-free number for the West Virginia Bar Association is 1-866-989-8227” is added to the section on applicable time periods,
c.“This confidentiality obligation does not apply to communications between Employee and (i) the West Virginia Human Rights Commission and (ii) similarly situated employees” is added to the end of section on confidentiality, and
d.“The method and/or factors used or considered in arriving at the amount of consideration offered” is included with the information provided for a group termination program. In addition, all employees in West Virginia receive the information about group termination programs.

EXHIBIT B:
CONFIDENTIAL INFORMATION, PROTECTIVE COVENANTS, AND ASSIGNMENT AGREEMENT

EXHIBIT C:
CONFIDENTIAL INFORMATION, PROTECTIVE COVENANTS, AND ASSIGNMENT AGREEMENT

On December 8, 2023, Tarek Robbiati and RingCentral, Inc. (the “Company”) mutually agreed that Mr. Robbiati would separate from the Company and resign from the board of directors effective December 8, 2023. In connection with his resignation, Mr. Robbiati entered into a separation agreement with the Company. Under the terms of this agreement, he will be entitled to payments totaling $9.75 million dollars, an amount materially consistent with the benefits that would be due to Mr. Robbiati under his offer letter and the Company’s Severance and Change of Control Policy.
Mr. Robbiati’s resignation is not a result of any disagreement with the Company or the Board, or any matter relating to the Company’s operations, policies or practices.